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                                                                       Exhibit 3

                            ASSET PURCHASE AGREEMENT


                                  By and Among



                                   eLOT, Inc.


                                       and

                                 PLASMANET, INC.


                                   Dated as of

                                  June 8, 2001
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                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS


                                   ARTICLE II

            PURCHASE, CONSIDERATION AND ADDITIONAL AGREEMENTS

2.1    Sale and Purchase of Assets...........................................3
2.2    Assets Not to Be Transferred..........................................3
2.3    No Assumption of Liabilities..........................................3
2.4    Purchase Shares.......................................................3
2.5    Allocation............................................................5
2.6    Sales and Use Taxes...................................................5
2.7    Instruments of Transfer...............................................5

                               ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLER

3.1    Corporate Existence; Authority........................................5
3.2    Title to Assets; Conflicting Interests; Effect of Agreement...........5
3.3    Consents..............................................................6
3.4    The Trademarks and Trade Name.........................................6
3.5    Litigation............................................................6
3.6    Compliance with Laws..................................................6
3.7    Taxes.................................................................6
3.8    Contracts.............................................................6
3.9    Insurance.............................................................6
3.10   No Material Changes...................................................6
3.11   Restrictions on Business Activities...................................6
3.12   Investment Matters....................................................7

                               ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT

4.1    Incorporation; Authority..............................................7

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                                                                            Page

4.2    Conflicting Interests.................................................7
4.3    Capitalization........................................................7
4.4    Consents..............................................................8
4.5    No Material Changes...................................................8
4.6    Litigation............................................................8
4.7    Compliance with Laws..................................................8
4.8    Taxes.................................................................8
4.9    Absence of Further Requirements.......................................8
4.10   No General Solicitation...............................................8
4.11   No Registration Required..............................................8
4.12   Net Current Assets; Pro Forma Total Equity............................8

                                ARTICLE V

             AGREEMENTS TO BE PERFORMED PRIOR TO THE CLOSING

5.1    Full Access...........................................................9
5.2    Conduct of Business...................................................9
5.3    Notices and Consents..................................................9
5.4    Management of Website.................................................9

                               ARTICLE VI

              CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

6.1    Representations True and Correct.....................................10
6.2    Covenants Performed..................................................10
6.3    No Material Adverse Change...........................................10
6.4    Officers' Certificates...............................................10
6.5    Absence of Litigation................................................10
6.6    Necessary Consents...................................................10
6.7    Management Agreement.................................................10
6.8    Parent Stockholder Approval..........................................10

                               ARTICLE VII

              CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

7.1    Representations True and Correct.....................................10
7.2    Covenants Performed..................................................10
7.3    No Material Adverse Change...........................................10

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                                                                            Page


7.4    Officers' Certificate................................................11
7.5    Absence of Litigation................................................11
7.6    Necessary Consents...................................................11
7.7    Registration Rights Agreement........................................11
7.8    Management Agreement.................................................11
7.9    Parent Stockholder Approval..........................................11

                              ARTICLE VIII

                               THE CLOSING

8.1    The Closing..........................................................11
8.2    Deliveries at the Closing............................................11

                               ARTICLE IX

                      INDEMNIFICATION AND SURVIVAL

9.1.   Indemnification by Seller............................................11
9.2.   Indemnification by Parent............................................11
9.3.   Limitations on Liability.............................................11
9.4.   Indemnification Procedure............................................12
9.5.   Exclusive Remedies...................................................12

                                ARTICLE X

                  OBLIGATIONS OF PARTIES AFTER CLOSING

10.1   Further Assurances...................................................12
10.2   Tax Returns..........................................................12
10.3   Post-Closing Date Access to Information..............................12
10.4   Board Observer.......................................................12
10.5   Participation Rights.................................................13
10.6   DCC Put Right........................................................13
10.7   Standstill...........................................................13
10.8   Authorized Shares....................................................14

                               ARTICLE XI

                               TERMINATION

11.1   Termination..........................................................14

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                                                                            Page

11.2   Effect of Termination................................................14

                               ARTICLE XII

                             CONFIDENTIALITY

12.1   Confidentiality......................................................14
12.2   Public Announcements.................................................14

                              ARTICLE XIII

                           GENERAL PROVISIONS

13.1   Broker or Finder.....................................................14
13.2   Payment of Costs.....................................................14
13.3   Entire Agreement; Waivers............................................15
13.4   Successors and Assigns...............................................15
13.5   Effect of Headings...................................................15
13.6   Notices..............................................................15
13.7   Governing Law........................................................15
13.8.  Waiver of Jury Trial.................................................16
13.9   Parties in Interest..................................................16
13.10  Severability.........................................................16
13.11  Counterparts.........................................................16
13.12  Attorneys' Fees......................................................16
13.13  Assignment...........................................................16
13.14  Disclosure on Schedules..............................................16


EXHIBIT

A        -        Management Agreement
B        -        Registration Rights Agreement


SCHEDULES

2.1(b)          -          Prepaid Expenses
2.1(c)          -          Contracts, Agreements, Licenses and Leases
2.1(d)          -          Permits and Licenses
2.4             -          Series A Preferred Stock Term Sheet
2.7             -          Domain Names
3.2             -          Liens, Encumbrances, and Restrictions

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3.3             -          Consents
3.4             -          The Trademarks and Trade Name
3.5             -          Litigation
3.6             -          Compliance with Laws
3.9             -          Insurance
3.10            -          Material Changes
4.4             -          Consents
4.5             -          Material Changes
4.6             -          Litigation
4.12            -          Projected Net Current Assets

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of this 8th day of June 2001, is made and entered into by and among eLOT, Inc., a Virginia corporation ("Parent" or "Buyer") and PlasmaNet, Inc., a Delaware corporation ("Seller").

                                    RECITALS


         WHEREAS, Seller owns and operates the Internet website entitled "FreeWorldLottery.com" (the "Website"), and has developed a business in connection therewith (the "Business"); and

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, the assets of Seller related to the Business on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing premises and the agreements and representations contained herein, the parties hereto agree as follows.


                                    ARTICLE I

                                   DEFINITIONS


         For purposes of this Agreement, the following terms shall have the following meanings:

         "Additional Stock" shall mean any shares of Parent Common Stock or other securities of Parent exchangeable, convertible or exercisable for Parent Common Stock other than: (1) securities to be issued pursuant to outstanding commitments on the date hereof or upon exchange, conversion or exercise of securities outstanding on the date hereof; (2) securities to be issued to employees, consultants or directors of Parent or its affiliates directly or pursuant to a stock option, restricted stock or similar plan approved by the Board of Directors of Parent; (3) securities to be issued in an underwritten public offering (or upon exchange, conversion or exercise of such securities); and (4) an additional number of shares of Parent Common Stock equal to the greater of ten million (10,000,000) shares or five percent (5%) of the authorized shares of Parent Common Stock.

         "Agreement" has the meaning specified in the first paragraph of this Agreement.

         "Allocation" has the meaning specified in Section 2.5.

         "Assigned Contracts" has the meaning specified in Section 2.1(c).
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                                      -2-


         "Board Observer" has the meaning specified in Section 10.4.

         "Business" has the meaning specified in the recitals to this Agreement.

         "Buyer" has the meaning specified in the first paragraph of this Agreement.

         "Closing" has the meaning specified in Section 8.1.

         "Closing Date" has the meaning specified in Section 8.1.

         "Conversion Shares" means shares of Parent Common Stock issuable upon conversion of the Parent Series A Preferred Stock.

         "DCC" means Dialogic Communications Corp.

         "Intellectual Property" has the meaning specified in Section 3.5(a)(i).

         "Intellectual Property Rights" has the meaning specified in Section 3.5(a)(ii).

         "Liens" has the meaning specified in Section 2.1.

         "Losses" has the meaning specified in Section 9.1.

         "March 31, 2002 Measurement Period" means the period beginning December 1, 2001 and ending March 31, 2002.

         "Measurement Period" means the November 30, 2001 Measurement Period, the March 31, 2002 Measurement Period or the September 30, 2002 Measurement Period, as the case may be.

         "Net Cash Proceeds" means cash proceeds, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) associated with such sale; (2) provisions for taxes payable in connection with such sale; and (3) appropriate amounts to be provided as a reserve against any liabilities associated with the sale.

         "Net Contribution" for any period means total revenue (other than barter revenue) of the Business from all sources for such period net of expenses to the extent such expenses are related to the Business, including bonding expenses, an appropriate allowance for bad debts, customary sales commissions (whether external or internal) to agents of Parent, all sales commissions paid to agents of Seller, management fees to Seller, fees related to maintenance of the Website, development expenses agreed by Seller and marketing and advertising expenses to the members of the FreeLotto.com website, but excluding all corporate overhead expenses, for such period, all as determined in accordance with generally accepted accounting principles.

         "Net Current Assets" means current assets less current liabilities in accordance with generally accepted accounting principles applied by Parent on a consistent basis provided that no obligations arising from Parent's 7 1/2% Convertible Subordinated Debentures due 2011 shall be included in current liabilities and any indebtedness of Parent or its subsidiaries incurred after the date hereof shall be excluded from current liabilities to the extent that such obligation does not become payable within six (6) months.

         "November 30, 2001 Measurement Period" means the period beginning June 1, 2001 and ending November 30, 2001.

         "Parent" has the meaning specified in the first paragraph of this Agreement.

         "Parent Common Stock" means the common stock, par value $0.01 per share, of Parent.

         "Parent Series A Preferred Stock" has the meaning specified in Section 2.4(a).

         "Parent Stockholder Approval" means the approval of the issuance and potential issuance of the shares of Parent Common Stock to be issued or issuable under this Agreement by a majority of the total votes cast in person or by proxy at a meeting of stockholders of Parent.

         "Pre-Closing Period" has the meaning specified in Section 2.4(h).

         "PTO" has the meaning specified in Section 3.5(b).

         "Qualified Member" has the meaning specified in Section 2.4(i).

         "Reference Balance Sheet" has the meaning specified in Section 4.1(a).

         "Returns" has the meaning specified in Section 3.8.

         "Seller" has the meaning specified in the first paragraph of this Agreement.

         "Seller Earned Conversion Share Amount" means an amount equal to seven hundred thousand (700,000) shares, as increased or decreased pursuant to Sections 2.4(b), (c), (d) and (e).

         "Seller's Intellectual Property" has the meaning specified in Section 3.5(a)(iii).
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                                      -4-


         "Seller's Registered Intellectual Property Rights" has the meaning specified in Section 3.5(a)(iv).

         "September 30, 2002 Measurement Period" means the period beginning April 1, 2002 and ending September 30, 2002.

         "Statement" has the meaning specified in Section 2.4(g).

         "Tax" or "Taxes" has the meaning specified in Section 3.8.

         "Trade Secrets" has the meaning specified in Section 3.5(n).

         "Transferred Assets" has the meaning specified in Section 2.1.

         "Website" has the meaning specified in the recitals to this Agreement.


                                   ARTICLE II

                PURCHASE, CONSIDERATION AND ADDITIONAL AGREEMENTS


         2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase from Seller, free and clear of all liens, security interests, claims, charges and encumbrances ("Liens"), all of Seller's right, title and interest in and to all of the following assets and properties, tangible and intangible, personal or mixed, wherever located (collectively, the "Transferred Assets"):

                  (a) the trade name, miscellaneous design and domain name "FreeWorldLottery"; the URL address http://www.freeworldlottery.com; and the freeworld lottery member list consisting of name, postal address and email address and data relating to the consumer preferences collected by Seller on the Website;

                  (b) all prepaid expenses, which are listed on Schedule 2.1(b);

                  (c) all right, title and interest of Seller to the contracts, agreements, licenses, leases and documents which are listed on Schedule 2.1(c) (collectively, the "Assigned Contracts"), including, without limitation, any and all agreements, permissions and the like relating to the Internet server on which the Business is currently hosted;

                  (d) all permits, licenses, franchises, consents, authorities and other similar authorizations, if any, of any federal, state, local or foreign governmental body which relate to the Business and which may be lawfully assigned or transferred, subject to any action by such body which may be required in connection with such assignment or transfer, listed on Schedule 2.1(d);

                  (e) all of Seller's transferable books and records used in connection with the Business, including, without limitation, all supplier lists, all marketing plans, drawings, blueprints, but not including Seller's minute book, tax returns, financial statements or similar corporate documents; and

                  (f) all of Seller's claims against any parties regarding other Transferred Assets and any unliquidated rights of Seller under manufacturers' and vendors' warranties or guarantees in connection with the Transferred Assets.

         2.2 Assets Not to Be Transferred. Notwithstanding any provision of this Agreement to the contrary, Seller shall retain and Buyer shall not acquire any other assets of Seller other than the Transferred Assets.

         2.3 No Assumption of Liabilities. Except as expressly provided herein, Buyer is not assuming and shall have no responsibility for any liability, obligation or commitment of any nature, whether now or hereafter existing, of Seller. Seller shall remain liable for and shall pay, settle or discharge in the ordinary course of Seller's business (unless circumstances warrant otherwise) all such liabilities, obligations or commitments.

         2.4      Purchase Shares.

                  (a) As consideration for the Transferred Assets, Parent shall issue to Seller on the Closing Date one (1) share of Parent Series A Preferred Stock (the "Parent Series A Preferred Stock", the terms of which are set forth on Schedule 2.4 hereto), which shall be convertible into twenty two million seven hundred thousand (22,700,000) Conversion Shares or such lesser amount of Conversion Shares as determined pursuant to the provisions of this Section 2.4.

               (b) (i) If Net Contribution for the November 30, 2001 Measurement Period is equal to or greater than three million dollars ($3,000,000), then there shall be credited to the Seller Earned Conversion Share Amount (upon final determination of Net Contribution for such period) twelve million (12,000,000) Conversion Shares. If Net Contribution for the November 30, 2001 Measurement Period is less than three million dollars ($3,000,000) but equal to or greater than two million five hundred fifty thousand dollars ($2,550,000), then there shall be credited to the Seller Earned Conversion Share Amount (upon final determination of Net Contribution for such period) that number of Conversion Shares equal to the product of (A) twelve million (12,000,000) and (B) the product of (I) 0.9 and (II) (1) Net Contribution for such period divided by (2) three million dollars ($3,000,000).

                 (ii) If Net Contribution for the November 30, 2001 Measurement Period is less than two million two hundred fifty thousand dollars ($2,250,000), then there shall be deducted from the Seller Earned Conversion Share Amount (upon final determination of Net Contribution for such period) three million (3,000,000) Conversion Shares.

               (c)(i) If the sum of (A) the amount, if any, by which Net Contribution for the November 30, 2001 Measurement Period exceeds three million dollars ($3,000,000) and (B) Net Contribution for the March 31, 2002 Measurement Period is equal to or greater than two million dollars ($2,000,000), then, subject to Section 2.4(c)(ii), there shall be credited to the Seller Earned Conversion Share Amount upon final determination of Net Contributions for such periods) four million (4,000,000) Conversion Shares. If the sum of (A) the amount, if any, by which Net Contribution for the November 30, 2001 Measurement Period exceeds three million dollars ($3,000,000) and (B) Net Contribution for the March 31, 2002 Measurement Period is less than two million dollars ($2,000,000) but equal to or greater than one million seven hundred thousand dollars ($1,700,000), then, subject to Section 2.4(c)(ii), there shall be credited to the Seller Earned Conversion Share Amount (upon final determination of Net Contributions for such periods) that number of Conversion Shares equal to the product of (I) four million (4,000,000) and (II) the product of (1) 0.9 and
(2) (x) the sum of (a) the amount, if any, by which Net Contribution for the November 30, 2001 Measurement Period exceeds three million dollars ($3,000,000) and (b) Net Contribution for the March 31, 2002 Measurement Period divided by
(y) two million dollars ($2,000,000).

                 (ii) If Net Contribution for the March 31, 2002 Measurement Period is less than one million five hundred thousand dollars ($1,500,000), there shall be deducted from the Seller Earned Conversion Share Amount (upon final determination of Net Contribution for such period) three million (3,000,000) Conversion Shares.

               (d)(i) If the sum of (A) the amount, if any, by which the sum of
(x) Net Contribution for the November 30, 2001 Measurement Period and (y) Net Contribution for the March 31, 2002 Measurement Period exceeds five million dollars ($5,000,000) and (B) Net Contribution for the September 30, 2002 Measurement Period is equal to or greater than three million dollars ($3,000,000), then, subject to Section 2.4(d)(ii), there shall be credited to the Seller Earned Conversion Share Amount (upon final determination of Net Contributions for such periods) three million (3,000,000) Conversion Shares. If the sum of (A) the amount, if any, by which the sum of (x) Net Contribution for the November 30, 2001 Measurement Period and (y) Net Contribution for the March 31, 2002 Measurement Period exceeds five million dollars ($5,000,000) and (B) Net Contribution for the September 2002 Measurement Period is less than three million dollars ($3,000,000) but equal to or greater than two million five hundred fifty thousand dollars ($2,550,000), then, subject to Section 2.4(d)(ii), there shall be credited to the Seller Earned Conversion Share Amount (upon final determination of Net Contributions for such periods) that number of Conversion Shares equal to the product of (I) three million (3,000,000) and (II) the product of (1) 0.9 and (2) (x) the sum of (a) the amount, if any, by which the sum of (X) Net Contribution for the November 31, 2001 Measurement Period and (Y) Net Contribution for the March 31, 2002 Measurement Period exceeds five million dollars ($5,000,000) and (b) Net Contribution for the September 30, 2002 Measurement Period divided by (y) three million dollars ($3,000,000).

                 (ii) If Net Contribution for the September 30, 2002 Measurement Period is less than two million two hundred fifty thousand dollars ($2,250,000), then there shall be deducted from the Seller Earned Conversion Share Amount (upon final determination of Net Contribution for such period) three million (3,000,000) Conversion Shares.

                  (e) If the aggregate Net Contribution for all three Measurement Periods is equal to or greater than nine million dollars ($9,000,000), there shall be credited to the Seller Earned Conversion Share Amount (upon final determination of such Net Contributions for such periods) three million (3,000,000) Conversion Shares.

                  (f) For purposes of this Section 2.4, in the event of any change in the Parent Common Stock by reason of any stock dividend, stock split, combination or recapitalization with respect to the Conversion Shares, the number of Conversion Shares thereafter issuable upon conversion of the Parent Series A Preferred Stock, and other calculations with respect to the Conversion Shares, pursuant to this
         Section 2.4 shall be in the same amount that Seller would have been entitled to if the Conversion Shares been issued to Seller prior to any such dividend, stock split, combination or recapitalization. In the event that Parent shall be a party to any merger, consolidation, declare any liquidating dividend after a sale of all or substantially all of Parent's assets or other similar transaction pursuant to which the outstanding Parent Common Stock is converted into cash, securities or other property, thereafter, in lieu of issuing Conversion Shares upon conversion of the Parent Series A Preferred Stock which may be issued to Seller pursuant to this Section 2.4, Parent shall pay to Seller the cash, securities and other property that Seller would have received had it held at the effective time of such merger, consolidation or other similar transaction the number of Conversion Shares that would have been issuable pursuant to this Section 2.4.

                  (g) Within fifteen (15) days after the end of each Measurement Period, Seller shall deliver to Parent a statement (a "Statement") of Net Contribution for such period. Parent shall cooperate with Seller in preparation of each Statement. Seller shall cooperate with and provide Parent and Parent's independent accountants access, upon reasonable notice and during reasonable business hours, to review its work papers and to report to Parent as to the progress of the preparation of each Statement. In the event Parent disputes any matter or matters on a Statement, Parent may within fifteen (15) days after the delivery of such Statement notify Seller of such dispute in writing setting forth in reasonable detail the nature of such dispute and the facts upon which it is based, together with the application or treatment proposed by Parent and the reasons supporting the use of such application or treatment rather than that used by Seller. Seller shall respond to such notice from Parent in writing within [ten (10)] days after receipt thereof. If no such notice is given by Parent within the time specified, a Statement shall be deemed accepted by Parent. If the parties have not resolved all matters in dispute relating to a Statement within fifteen (15) days after Seller's receipt of such notice from Parent, either party may notify the other in writing that it elects to submit all remaining issue(s) to resolution by a neutral accounting firm of national reputation. Each party hereby irrevocably waives any right to commence litigation in any jurisdiction or to seek indemnification under Article IX of this Agreement on the basis of any dispute under the provisions of this Section 2.4(g). Within ten (10) days after receipt of such notice of election by either party, the parties shall agree upon the selection of a neutral accounting firm or, if they are unable to agree, each party shall submit the names of two neutral firms and a firm shall be selected at random from among them. A firm shall be considered neutral if it has not within the past three years performed and does not concurrently perform or contemplate performing any accounting, consulting or other services for either of the parties or their respective affiliates having an aggregate value in excess of $250,000 per year. The firm selected shall resolve all matters remaining in dispute solely on the basis of the provisions of this Section 2.4. Such firm shall not be required to follow any particular rules of procedure, it being the intention of the parties to create a feasible, practical and expeditious method for resolving any disagreement hereunder. The decision of such firm hereunder shall be final and binding and shall not be subject to review or challenge of any kind. The fees and expenses of such firm shall be borne by the party whose Net Contribution proposal submitted to such firm was farther from that determined by such firm.

               (h) With respect to that portion of any Measurement Period occurring prior to the Closing Date (a "Pre-Closing Period"), Net Contribution for such Pre-Closing Period shall be included in the calculation of Net Contribution for the applicable Measurement Period and Seller shall assign to Buyer at the Closing accounts receivable (net of bad debt allowance determined in accordance with generally accepted accounting principles) and/or cash in an amount equal to (a) Net Contribution for such Pre-Closing Period less (b) prize expense for such Pre-Closing Period to the extent incurred in compliance with
Section 5.4; provided, further, that if such calculation yields an amount less than or equal to zero (0), no such assignment need be made by Seller. If the Closing occurs, Parent shall be responsible for all prize expense from and after June 1, 2001 which may be netted against the Net Contribution discussed in this paragraph (h).

               (i) If as of December 31, 2002, the total number of Qualified Members equals or exceeds two million (2,000,000), that number of validly issued fully paid and non-assessable Conversion Shares equal to the Seller Earned Conversion Share Amount (not to exceed twenty two million seven hundred thousand (22,700,000) Conversion Shares) shall be issued to Seller upon conversion and surrender of Parent Series A Preferred Stock. If the number of Qualified Members does not equal or exceed two million (2,000,000) as of December 31, 2002, the Parent Series A Preferred Stock shall be deemed retired and cancelled and of no further force and effect. As used herein, "Qualified Member" shall mean any member who has registered with FreeWorld Lottery and either remains subscribed to the FreeWorld Lottery results notification email or has played the FreeWorld Lottery game within the preceding ninety (90) days.

         2.5 Allocation. The parties shall use all commercially reasonable efforts to agree to an allocation of the consideration for the Transferred Assets among the Transferred Assets (the "Allocation"), and each of Parent and Seller agree to report the sale and purchase of the Transferred Assets consistently with the Allocation for all federal, state and local income and other tax purposes.

         2.6 Sales and Use Taxes. Seller and Buyer shall each bear fifty percent (50%) of all sales and use taxes, if any, that either party shall be responsible by law to pay and discharge by reason of or in connection with the sale and transfer hereunder of the Transferred Assets. Notwithstanding any provision of this Agreement to the contrary, the parties agree to pay and discharge promptly whenever due their respective shares of the entire amount of all such taxes arising in connection with the transactions set forth hereunder, whether levied on Parent, Buyer or Seller. Parent, Buyer and Seller agree to use their respective good faith efforts to minimize the amount of any sales tax that may be due with respect to the transactions contemplated hereunder, and each party agrees to give the other parties reasonable prior written notice of any such amounts which may be claimed to be due by any governmental taxing authority.

         2.7 Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Transferred Assets shall be made by such bills of sale and other recordable instruments of assignment, transfer and conveyance as Buyer shall reasonably request, including, without limitation, such instruments of transfer as may be required by Network Solutions, Inc., Internic, or any successor organization thereto, in connection with the transfer by Seller to Buyer of the domain names set forth on Schedule 2.7, attached hereto and made a part hereof, and the related URLs and web site addresses, as well as any instruments of transfer or registration forms required in connection with any of the Transferred Assets. All transfer fees payable to Network Solutions or other relevant organization with respect to the transfer of the domain names set forth on Schedule 2.7 shall be paid by Seller.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER


         Seller hereby represents and warrants to Parent as follows:

         3.1      Corporate Existence; Authority.

               (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it. Seller is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required by law or regulation, except for those jurisdictions where the failure to so qualify will not have a material adverse effect on the use of the Transferred Assets following the Closing.

               (b) Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under, this Agreement.

               (c) All corporate action on the part of Seller necessary for the authorization, execution, delivery and performance of this Agreement by Seller and the performance of all of Seller's obligations hereunder has been taken. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except for laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.2      Title to Assets; Conflicting Interests; Effect of Agreement.

               (a) Seller has good and marketable title to, or a valid leasehold interest in, each and all of the Transferred Assets, free and clear of all Liens other than as set forth in Schedule 3.2.

               (b) Except as set forth on Schedule 3.2, none of the Transferred Assets is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Seller.

               (c) Without limiting the generality of the foregoing, except as set forth on Schedule 3.2, Seller is the exclusive owner or exclusive licensee of all Seller's Intellectual Property.

               (d) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby and compliance with the provi-sions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien pursuant to any provision of the organizational documents of Seller, any law or regulation of any governmental authority, foreign or domestic, or any provision of any agreement, instrument, contract understanding, order, judgment or decree to which Seller is a party or by which Seller or any of the Transferred Assets is bound or affected, nor will it give to any other person or entity any interests or rights of any kind, including rights of termination, acceleration or cancellation, in or with respect to any of the Transferred Assets, except for any breach, termination, acceleration or cancellation of rights which would not, individually or in the aggregate, have a material adverse effect on the Transferred Assets or on the ability of Seller to consummate the transactions contemplated hereunder.

         3.3 Consents. Except as listed on Schedule 3.3, no consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Seller to permit the consummation of the transactions contemplated by this Agreement, including without limitation the transfer to Buyer of all right, title and interest in and to the Transferred Assets owned by Seller, free and clear of any Lien.

         3.4 The Trademarks and Trade Name. The Seller is the owner of the trademarks and trade name, FreeWorldLottery, to the extent noted on Schedule 3.4, together with the goodwill of the business connected with the use of and symbolized by the trademarks. Such trademarks and trade name are subsisting, and have not been abandoned, and to the best of Seller's knowledge no other firm, corporation, association or person has the right to use such trademarks and trade name in commerce in the identical form thereof. Except as set forth on
Schedule 3.4, to the knowledge of Seller, no legal proceedings have been instituted, are pending or threatened with respect to the trademarks or trade name or which challenge Seller's rights, title or interest in respect thereto.

         3.5 Litigation. Schedule 3.5 contains a description of all litigation, proceedings or controversies (including, without limitation, unsettled claims) that are pending or, to Seller's knowledge, threatened or anticipated by or against Seller with respect to the Transferred Assets and/or the Business before any court, government agency (including, without limitation, the Federal Trade Commission, any state attorney general's office, the U.S. Copyright Office or the PTO) or any other administrative body. Seller has furnished or made available to Buyer copies of all relevant court papers and other documents in its possession which relate to the matters listed on Schedule 3.5. Seller is not in default with respect to any order, subpoena, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality.

         3.6 Compliance with Laws. Except as set forth on Schedule 3.6 hereto and to Seller's knowledge, Seller has complied in all material respects with all applicable federal, state and local statutes, laws and regulations (including, without limitation, any and all applicable building, zoning, environmental or other law, ordinance or regulation) affecting the Transferred Assets and/or the operation of the Business.

         3.7 Taxes. Seller has timely filed within the time periods for filing or any extension granted with respect thereto all federal, state, local and other returns, estimates and reports ("Returns") relating to any and all taxes of whatever kind or other governmental charges, obligations, fines deficiencies, assessments or fees, including any secondary or transferee liability for taxes and any related interest or penalties ("Tax" or "Taxes"), that Seller is required to file with respect to the Transferred Assets. To Seller's knowledge, Seller has paid all Taxes it is required to pay with respect to the Transferred Assets. There are no pending or to Seller's knowledge threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to the Transferred Assets. To Seller's knowledge, there are no Liens relating to or attributable to Taxes on any of the Transferred Assets.

         3.8 Contracts. There is no default, or event that with notice or lapse of time, or both, would constitute a default, by Seller, or to Seller's knowledge, by any other party under any of the Assigned Contracts. Except for the Assigned Contracts, Seller is not a party to, nor are the Transferred Assets bound by, any other contract, license, agreement or understanding that would impose any material adverse restriction on the use or future disposition of the Transferred Assets by Buyer.

         3.9 Insurance. Schedule 3.9 contains a true and correct list of all insurance policies held by Seller with respect to the Business. Seller has provided to Buyer copies of all such insurance policies.

         3.10 No Material Changes. Except as set forth on Schedule 3.10, since December 31, 2000, with respect to the Business, including, without limitation, in connection with the Transferred Assets, there has not been any:

                  (a) material adverse change in the financial condition, liabilities, assets, business or prospects of the Business and/or, as applicable, of any or all of the Transferred Assets;

                  (b) waiver or release of any right or claim of Seller relating to the Transferred Assets, except in the ordinary course of Seller's business; and

                  (c) other event or condition of any character that has or might have a material adverse effect on the condition of the Transferred Assets.

         3.11 Restrictions on Business Activities. There is no agreement (whether a noncompete agreement, nondisclosure agreement or otherwise), commitment, judgment, injunc-tion, order or decree to which Seller is a party or which is otherwise binding upon Seller which has or may have the effect of prohibiting or impairing any business practice of Seller (as presently conducted by Seller) which would have a material adverse effect on the Transferred Assets. Without limiting the foregoing, Seller has not entered into any agreement under which it is restricted from selling, licensing or otherwise distributing any of Seller's Intellectual Property or which could limit in any material respect Buyer's use or operation of the Transferred Assets in providing services to customers or potential customers or any class of customers in any geographic area, during any period of time or in any segment of any market.

         3.12 Investment Matters. Seller is capable of evaluating the merits and risks of its investment in Parent as a result hereof, and has the capacity to protect its own interests in making its investment in Parent. Seller (i) understands that the Parent Common Stock to be issued to it hereunder has not been registered under the Securities Act of 1933, as amended, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Parent Common Stock to be issued to it hereunder solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Parent Common Stock, and (v) is able to bear the economic risk and lack of liquidity inherent in holding the Parent Common Stock.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT


         Parent hereby represents and warrants to Seller as follows:

         4.1      Incorporation; Authority.

                  (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has the full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it. Parent is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required by law or regulation except for those jurisdictions where the failure to qualify will not reasonably be expected to have a material adverse effect on Parent. The execution and delivery of this Agreement by Parent and the consummation by each of the transactions contemplated herein have and, other than the Parent Stockholder Approval, no further corporate authorization is necessary on the part of Parent. There are no liabilities of Parent, other than liabilities (i) reflected or reserved against on Parent's consolidated balance sheet of March 31, 2001 ("Reference Balance Sheet"), (ii) incurred since the date of the Reference Balance Sheet in the ordinary course of business, consistent with past practice, of Parent, (iii) which would not have a material adverse effect on Parent or (iv) not required to be reflected or reserved on a balance sheet of Parent under generally accepted accounting principles. Reserves are reflected on the Reference Balance Sheet against liabilities in accordance with generally accepted accounting principles.

               (b) All corporate action (other than the Parent Stockholder Approval) on the part of each of Parent necessary for the authorization, execution, delivery and performance of this Agreement by Parent has been taken.

               (c) Parent has the right, power, legal capacity and authority to enter into, and perform its obligations under, this Agreement.

               (d) This Agreement constitutes a valid and binding obligation of Parent, enforceable in accordance with its terms, except for laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         4.2 Conflicting Interests. The execution and delivery of this Agreement by each of Parent does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a breach of, constitute a default (with or without notice or lapse of time, or both) under or violation of, or result in the creation of any Lien, pursuant to any provision of the organizational documents of Parent, any law or regulation of any governmental authority, foreign or domestic, or any provision of any agreement, instrument, understanding, order, judgment or decree to which Parent is a party, or by which Parent or any of its assets are bound.

         4.3      Capitalization.

                  (a) The shares of Parent Common Stock to be issued or issuable to Seller hereunder have been duly authorized and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable and will be free of any liens, subject to restrictions on transfer under state and/or federal securities laws.

                  (b) The shares of Parent Series A Preferred Stock to be issued or issuable to Seller hereunder have been duly authorized and, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable and will be free of any liens, subject to restrictions on transfer under state and/or federal securities laws.

                  (c) The authorized capital of Parent consists of (i) 1,000,000 shares of Preferred Stock, par value 0.01 per share, of which no shares were issued and outstanding as of the date hereof; and (ii) 130,000,000 shares of Parent Common Stock, of which 73,356,027 shares were issued and outstanding as of May 31, 2001. As of May 31, 2001, Parent had reserved (A) 10,163,888 of Parent Common Stock for issuance pursuant to Parent's option plans, (B) 300,000 shares of Parent Common Stock for issuance pursuant to outstanding warrants and
(C) 1,537,882 shares of Parent Common Stock for issuance upon conversion of convertible subordinated debentures.

                  (d) The issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of Parent Common Stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

         4.4 Consents. Except as listed on Schedule 4.4, no consent of any person not a party to this Agreement and no consent of any governmental authority is required to be obtained on the part of Parent to permit the consummation of the transactions contemplated by this Agreement.

         4.5 No Material Changes. Except as set forth on Schedule 4.5, since December 31, 2000 there has not been any:

                  (a) transaction or accounting adjustment by Parent except in the ordinary business;

                  (b) material adverse changes in the financial condition, liabilities, assets, business or prospects of Parent; provided that the determination after the date hereof by any governmental agency of authority that such agency or authority will not consider or not permit lottery tickets to be sold on websites of Parent, or over the Internet generally, shall not constitute such a material adverse change;

                  (c) destruction, damage to or loss of any asset (whether or not covered by insurance) that materially and adversely affects the financial condition of Parent;

                  (d) change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Parent;

                  (e) sale or transfer of any substantial portion of the assets of Parent, except in the ordinary course of business; or

                  (f) agreement by Parent to do any of the things described in the preceding clauses (a) through (e).

         4.6 Litigation. Schedule 4.6 contains a description of all litigation, proceedings or controversies (including, without limitation, unsettled claims) to which Parent is a party that are pending or, to Parent's knowledge, threatened or anticipated by or against Buyer or Seller before any court, government agency (including, without limitation, the Federal Trade Commission, any state attorney general's office, the U.S. Copyright Office or the PTO) or any other administrative body which could reasonably be expected to have a material adverse effect on Parent. Parent is not in default with respect to any order, subpoena, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality which could reasonably be expected to have a material adverse effect on Parent.

         4.7 Compliance with Laws. To the Parent's knowledge, Parent has complied in all material respects with all applicable federal, state and local statutes, laws and regulations (including, without limitation, any and all applicable building, zoning, environmental or other law, ordinance or regulation, and any requirements set forth under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations issued thereunder from time to time, and any further requirements set forth under any state securities or "blue sky" laws) affecting its business and assets, except where the failure to so comply would not reasonably be expected to have a material adverse effect on Parent.

         4.8 Taxes. Parent has timely filed within the time periods for filing or any extension granted with respect thereto all Returns related to any and all Taxes, that Parent is required to file from time to time, except where the failure to so file would not reasonably be expected to have a material adverse effect on Parent. To the Parent's knowledge, Parent has paid all Taxes they are required to pay from time to time, except where the failure to so pay would not reasonably be expected to have a material adverse effect on Parent. There are no pending, or, to the Parent's knowledge, threatened audits, examinations, assessments, asserted deficiencies or claims for additional Taxes payable by Parent which would reasonably be expected to have a material adverse effect on Parent. To Parent's knowledge, there are no Liens outstanding relating to or attributable to Taxes payable by Parent which would reasonably be expected to have a material adverse effect on Parent.

         4.9 Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Parent of its obligations hereunder, in connection with the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or are contemplated by the Registration Rights Agreement.

         4.10 No General Solicitation. Assuming the accuracy of Seller's representations and warranties contained herein, the issuance by the Parent of the shares of Parent Common Stock to be issued or issuable to the Seller does not constitute an offer or a sale of such securi-ties by means of any general solicitation or general advertising within the meaning of Rule 502(c) of the Securities Act of 1933, as amended.

         4.11 No Registration Required. Assuming the accuracy of Seller's representations and warranties contained herein, it is not necessary in connection with the issuance and delivery of the shares of Parent Common Stock to be issued or issuable in the manner contemplated by this Agreement, to register any of such securities under the Securities Act of 1933, as amended.

         4.12     Net Current Assets; Pro Forma Total Equity.

               (a) As of March 31, 2001, Net Current Assets were equal to or greater than as set forth on Schedule 4.12

               (b) The statement of projected Net Current Assets, as of May 31, 2001 and August 31, 2001, on Schedule 4.12 has been reasonably prepared by Parent using the best available information and judgment by Parent as of the date hereof.

               (c) As of March 31, 2001, on a pro forma basis after giving effect to this Agreement and Amendment No. 1 to Strategic Cooperation Agreement of even date herewith, Parent would have had consolidated total equity as set forth on Schedule 4.12.


                                    ARTICLE V

                 AGREEMENTS TO BE PERFORMED PRIOR TO THE CLOSING

         From the date of execution of this Agreement until and including the Closing Date:

         5.1 Full Access. Buyer and its counsel, accountants and other representatives shall have full access, at all reasonable times and in a manner as to not interfere with the business of Seller, during normal business hours to all properties, books, accounts, records, contracts and documents of or relating to the Business and the Transferred Assets.

         5.2 Conduct of Business. Seller, unless Buyer shall have otherwise consented in writing:

                  (a) will use its best efforts to (i) preserve and maintain the business and assets (including, without limitation, the assets that shall comprise the Transferred Assets) of the Business in their present condition, subject to changes in normal and ordinary course; and (ii) preserve Seller's present relationships with suppliers, customers and other third parties to the extent that such relationships relate to the Business and/or the Transferred Assets;

                  (b) will carry on the business and activities of the Business diligently and in substantially the same manner as they have been previously carried on;

                  (c) will not enter into any transaction or incur any liability or obligation (absolute or contingent) with respect to the Business, except transactions entered into, or liabilities or obligations incurred, in the ordinary course of business;

                  (d) will not enter into, assume or become bound or obligated by any contract, license, agreement or obligation that relates to the Business and/or the Transferred Assets or extend or modify the terms of any presently existing contract, license, agreement or obligation relating to the Business and/or the Transferred Assets that (i) involves the payment of more than twenty-five thousand dollars ($25,000) per year or (ii) extends any such agreement, license, contract or obligation for more than one year; and

                  (e) will not cancel any debts or claims owed to Seller that pertain to the Business and/or the Transferred Assets, except in the ordinary course of business.

         5.3 Notices and Consents. Each party will give any notices to third parties and use its commercially reasonable efforts to obtain any third party consents required to be obtained by it in connection with this Agreement. Each party will give any notices to and make any filings with and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of government and governmental agencies required to be obtained by it in connection with this Agreement. Seller shall supply to Parent any information reasonably requested by Parent for inclusion in the proxy statement to be given to holders of Parent Common Stock in connection with the Parent Stockholder Approval. Such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.4 Management of Website. From June 1, 2001 through the Closing Date, Seller represents that it has operated, and agrees that it shall continue to operate, the Website as currently conducted as disclosed to Parent regarding games, rules for games, prizes, structure of prizes and odds for games.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT


         The obligations of Parent to consummate the Closing contemplated by this Agreement are subject to the satisfaction, or waiver in writing by Parent, at or before the Closing, of each of the following conditions:

         6.1 Representations True and Correct. All representations and warranties made by Seller in this Agreement, or in any written statement delivered by Seller under this Agreement, shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on such date (unless such representation or warranty speaks only as of a certain date, in which event such representation or warranty shall be true and correct as of such date), subject to such immaterial additions, deletions and modifications to the Schedules to this Agreement between the date of this Agreement and the Closing Date.

         6.2 Covenants Performed. Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Seller on or before the Closing Date.

         6.3 No Material Adverse Change. There shall not have been any material adverse change in the business, financial condition, results of operations or prospects of the Business, and Seller shall not have sustained any material loss or damage to all or any material portion of the Transferred Assets, whether or not insured.

         6.4 Officers' Certificates. Parent shall have received a certificate, dated the Closing Date, signed by an authorized officer of Seller certifying that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.6 have been fulfilled.

         6.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement or their consummation shall have been instituted or threatened on or before the Closing Date.

         6.6 Necessary Consents. All necessary agreements and consents of any third parties required to be obtained by Seller for the consummation of the transactions contemplated by this Agreement shall have been obtained by Seller and delivered to Parent.

         6.7 Management Agreement. Seller shall have executed and delivered to Parent the Management Agreement in the form attached hereto as Exhibit A.

         6.8 Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.


                                   ARTICLE VII

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER


         The obligations of Seller to consummate the Closing contemplated by this Agreement are subject to the satisfaction, or waiver in writing by Seller, at or before the Closing, of each of the following conditions:

         7.1 Representations True and Correct. All representations and warranties made by Parent in this Agreement, or in any written statement delivered by Parent under this Agreement, shall be true and correct on the date hereof and on and as of the Closing Date as though made on such date (unless such representation or warranty speaks only as of a certain date, in which event such representation or warranty shall be true and correct as of such date), subject to such immaterial additions, deletions and modifications to the Schedules to this Agreement between the date of this Agreement and the Closing Date.

         7.2 Covenants Performed. Parent shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Parent on or before the Closing Date.

         7.3 No Material Adverse Change. There shall not have been any material adverse change in the business, financial condition, results of operations or prospects of Parent; provided that the determination after the date hereof by any governmental agency or authority that such agency or authority will not consider or permit lottery tickets to be sold on websites of Parent or Buyer, or over the Internet generally, shall not constitute such a material adverse change.

         7.4 Officers' Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an authorized officer of Buyer certifying that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.6 and 7.9 have been fulfilled.

         7.5 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority pertaining to the transactions contemplated by this Agreement or their consummation shall have been instituted or threatened on or before the Closing Date.

         7.6 Necessary Consents. All necessary agreements and consents of any third parties required to be obtained by Parent or Buyer for the consummation of the transactions con-templated by this Agreement shall have been obtained by Parent and Buyer and delivered to Seller.

         7.7 Registration Rights Agreement. Parent and Buyer shall have duly executed and delivered to Seller the Registration Rights Agreement in the form attached hereto as Exhibit B.

         7.8 Management Agreement. Parent and Buyer shall have executed and delivered to Seller the Management Agreement in the form attached hereto as Exhibit A.

         7.9 Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained.


                                  ARTICLE VIII

                                   THE CLOSING


         8.1 The Closing. Subject to satisfaction or waiver of the conditions precedent to obligations of the parties hereto, the purchase and sale of the Transferred Assets (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, NY 10005 at 10:00 a.m. local time, on a day to be agreed by Parent and Seller as soon as practicable after the conditions set forth in Articles VI and VII have been satisfied or waived, or at such other time and place as the parties may agree (the "Closing Date").

         8.2 Deliveries at the Closing. At the Closing: (i) Seller will deliver the certificates and documents to be delivered by it pursuant to Article VI;
(ii) Parent will deliver the certificates and documents to be delivered by them pursuant to Article VII; (iii) Seller will execute, acknowledge and deliver to Buyer assignments and bills of sale and such other instruments of sale, transfer, registration, conveyance and assignment as Buyer may reasonably request in form and substance reasonably satisfactory to Buyer; and (iv) Parent shall issue and deliver to Seller certificates representing the shares of Parent Common Stock and one share of the Parent Series A Preferred Stock as contemplated by Section 2.4(a).


                                   ARTICLE IX

                          INDEMNIFICATION AND SURVIVAL


         9.1. Indemnification by Seller. Subject to Sections 9.3 and 9.4, Seller will indemnify and hold Parent harmless against any and all Losses to which Parent becomes subject or which Parent suffer or incur, insofar as such Losses arise out of or result from
(a) any liability, obligation or commitment of Seller, (b) the inaccuracy of any representation or warranty of Seller contained herein, (c) the breach of any covenant of Seller contained herein, or (d) any failure to comply with any bulk transfer or similar law in connection with the transactions contemplated hereby. As used herein, "Losses" means losses, liabilities, claims, damages and expenses (including reasonable attorneys' fees and costs of investigation), whether or not involving a third party claim; provided that Losses shall not include any consequential, special, multiple, punitive or exemplary damages, including, but not limited to, damages arising from loss of profits, business interruption or goodwill, except to the extent resulting from third party claims.

         9.2. Indemnification by Parent. Subject to Sections 9.3 and 9.4, Parent will indemnify and hold Seller harmless against any and all Losses to which Seller becomes subject or which Seller suffers or incurs, insofar as such Losses arise out of or result from (a) the inaccuracy of any representation or warranty of Parent contained herein, (b) the breach of any covenant of Parent contained herein, (c) except for matters as to which Buyer is entitled to indemnification pursuant to Section 9.1, the operations of the Business or the use of the Transferred Assets subsequent to the Closing Date or (d) any liability, obligation or commitment of Parent.

         9.3.     Limitations on Liability.

                  (a) The representations, warranties, covenants and agreements of the parties shall survive the Closing and any investigation by the parties. Any claim by any party with respect to any representation or warranty by another party for indemnification must be made by written notice given within twenty-four (24) months after the Closing Date.

                  (b) Seller will have no obligation to indemnify Parent for any Losses pursuant to clause (b) of Section 9.1, except to the extent that such Losses, taken together, exceed one hundred thousand dollars ($100,000), and then only to the extent of such excess. In no event shall Seller be liable for aggregate Losses under Section 9.1(b) of more than one million dollars ($1,000,000).

         9.4. Indemnification Procedure. Promptly after receipt by any indemnified party of notice of the commencement of any action, proceeding, or claim in respect of which the indemnified party intends to seek indemnification pursuant to Section 9.1 or 9.2, the indemnified party shall notify the indemnifying party in writing; provided that the omission to so notify shall not relieve the indemnifying party of its indemnification obligations except to the extent the indemnifying party is materially prejudiced thereby. The indemnifying party shall be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the indemnified party; provided, however, that:

                  (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                 (ii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the indemnified party of a release from all liability in respect of such claim or if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the indemnified party or such judgment or settlement could materially interfere with the business, operations or assets of the indemnified party; and

                (iii) after written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action in accordance with the foregoing provisions, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees, costs and expenses subsequently incurred by such indemnified party in connection with the defense thereof.

         If the indemnifying party does not assume control of the defense of such claim in accordance with the foregoing provisions, the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefore in accordance with this Section 9.4; provided that the indemnified party shall not be entitled to consent to the entry of any judgment or enter into any settlement of such claim without the prior written consent of the indemnifying party (not to be unreasonably withheld).

         9.5. Exclusive Remedies. If the Closing occurs, then the remedies provided in this Article IX shall constitute the sole and exclusive remedies with respect to all claims for breach of any representation or warranty contained in this Agreement, except for fraud or other willful dishonesty. Notwithstanding the foregoing, the provisions of this Article IX shall not affect the rights of any party hereto against any third party (including a third party whose claim against a party hereto is the basis of a claim for indemnification) and shall not inure to the benefit of any third party.

                                    ARTICLE X

                      OBLIGATIONS OF PARTIES AFTER CLOSING


         10.1 Further Assurances. At the request of Buyer, and without further consideration, Seller agrees to execute after the Closing Date such documents and instruments and to do such further acts as may be reasonably necessary or desirable to perfect Buyer's title to the Transferred Assets.

         10.2 Tax Returns. To the extent that failure to do so would adversely affect the Transferred Assets, Seller shall (i) continue to timely file within the time period for filing, or any applicable extension granted with respect thereto, all Federal, state, local and other Returns relating to any and all Taxes it is required to file with respect to the conduct of the Business or the use of the Transferred Assets prior to the Closing Date and (ii) be responsible for and pay when due any and all Taxes (A) relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date, attributable to, levied or imposed upon, or incurred in connection with the Transferred Assets and (B) incurred in connection with the operations of Seller.

         10.3 Post-Closing Date Access to Information. If after the Closing, in order properly to prepare documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that Buyer be furnished with additional information relating to the Transferred Assets and such information is in possession of Seller, Seller will use its reasonable efforts to furnish, or cause to be furnished, such information to Buyer.

         10.4 Board Observer. Until the later of September 30, 2002 or such time as Seller shall own less than twenty percent (20%) of the outstanding Parent Common Stock, Seller shall be entitled to designate one (1) individual reasonably acceptable to Parent (such designee, a "Board Observer") who shall be entitled to notice of, to attend and to any documentation distributed to members before, during or after, all meetings (including any action to be taken by written consent) of the Board of Directors of Parent; provided, however, that Parent reserves the right to withhold any information and to exclude such Board Observer from any meeting or portion thereof (so long as Parent notifies the Board Observer of such withholding and of any action taken by the Board as a result of such meeting) if access to such information or attendance at such meeting would, (i) in the judgment of Parent's counsel, adversely affect the attorney-client privilege between Parent and its counsel or cause the Board to breach its fiduciary duties, or (ii) in the good faith determination of a majority of the Board, result in a conflict of interest with Parent. Parent will use its best efforts to ensure that any withholding of information or any restriction on attendance is strictly limited only to the extent necessary set forth in the preceding sentence. The Board Observer shall not be (a) permitted to vote at any meeting of the Board or (b) counted for purposes of determining whether there is suffi-cient quorum for the Board to conduct its business. Seller may replace the Board Observer with or without cause in its sole discretion by providing written notice to Parent at least five (5) days prior to any such action taking effect.

         10.5 Participation Rights. Each time Parent proposes to offer any Additional Stock for cash, Parent shall first make an offering of such Additional Stock to Seller in accordance with the following provisions:

                  (a) Parent shall deliver a written notice to Seller stating
         (i) its bona fide intention to offer such Additional Stock, (ii) the number of shares such Additional Stock to be offered and (iii) the price and terms, if any, upon which it proposes to offer such Additional Stock.

                  (b) Within five (5) days after delivery of such notice, Seller may elect to purchase or obtain, at the price and on the terms specified in the notice, up to that portion of such Additional Stock which equals the proportion that the number of shares of Parent Common Stock owned by Seller bears to the total number of shares of Parent Common Stock then outstanding. Such purchase shall be completed at the same closing as that of any third party purchasers.

                  (c) Parent may, during the sixty (60) day period following the expiration of the period provided in Section 10.5(b) hereof, offer the remaining unsubscribed portion of the additional Stock to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the notice. If Parent does not enter into an agreement for the sale of the Additional Stock within such period, or if such agreement is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Additional Stock shall not be offered unless first reoffered to Seller in accordance herewith.

                  (d) The covenants set forth in this Section 10.5 shall terminate and be of no further force or effect on later of September 30, 2002 or such time as Seller shall own less than twenty percent (20%) of the outstanding Parent Common Stock.

         10.6     DCC Put Right.

                  (a) Within thirty (30) days following the sale by Parent of all or substantially all of the voting capital stock of DCC owned by Parent as of the date of this Agreement, Parent shall deliver written notice to Seller setting forth the amount of Net Cash Proceeds from such sale and offering to utilize the lesser of twenty percent (20%) or two million dollars ($2,000,000) of such Net Cash Proceeds to purchase from Seller shares of Parent Common Stock acquired by Seller pursuant to this Agreement or the Strategic Cooperation Agreement (as amended) at a purchase price of thirty cents ($0.30) per share of Parent Common Stock.

                  (b) If Seller wishes to accept such offer in whole or in part, it must provide written notice thereof to Parent within five (5) days of receipt of Parent's notice of such sale. If Seller rejects such offer or does not respond within such five (5) day period, Seller shall have no further rights with respect to such Net Cash Proceeds. If Seller validly accepts such offer, the closing of the sale of such shares of Parent Common Stock shall occur at a time and place mutually acceptable to Parent and Seller. At such closing, Parent shall deliver the purchase price by wire transfer to an account described in writing by Seller, and Seller shall deliver certificates representing the shares of Parent Common Stock to be sold, free and clear of all liens, together with stock powers duly executed in blank.

         10.7     Standstill.

                  (a) Seller agrees that until (i) September 30, 2002 and (ii) during any period of time as Seller beneficially owns at least twenty seven and one-half percent (27.5%) of the outstanding Parent Common Stock, Seller shall not, and shall cause its affiliates not to: (A) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, by means of purchase, merger, business combination or in any other manner, beneficial ownership of any securities or property of Parent or any of its subsidiaries (other than the shares of Parent Common Stock issuable under this Agreement and the Strategic Cooperation Agreement (as amended)), provided that after the total number of shares issuable to Seller pursuant to Section 2.4 of this Agreement have been issued, Seller may purchase additional shares of Parent Common Stock, provided that after any such purchase Seller would beneficially own less than 35% of the outstanding shares of Parent Common Stock, (B) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Parent or any of its subsidiaries, (C) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of Parent or any of its subsidiaries, (D) otherwise act, alone or in concert with others, to seek to control the management, Board, governing instruments, policies or affairs of Parent, (E) make any public disclosure, or take any action that could require Parent to make any public disclosure, with respect to any of the matters set forth in this Section 10.7, (F) disclose any intention, plan or arrangement inconsistent with the foregoing or (G) advise, assist or encourage any other persons in connection with any of the foregoing. Nothing contained in this Section 10.7(a) shall be construed to prevent Seller from voting its shares of Parent Common Stock that were previously issued to Seller with respect to any matter submitted to a shareholder vote. If Seller's beneficial ownership of shares of Parent Common Stock increases to a percentage equal to or greater than thirty five percent (35%) as a result of a decrease in the number of outstanding shares of Parent Common Stock, such increase shall not be deemed to be a violation of clause (A) above, and Seller shall not be required to dispose of shares of Parent Common Stock by reason of such increase.

                  (b) If any person (other than (i) Seller or any of its affiliates, (ii) any group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, of which Seller or any of its affiliates is a member, or (iii) any person who acquires any such outstanding Parent Common Stock through any action benefiting, or after receiving information provided to, directly or indirectly, such person in a manner constituting a violation by Seller of any of the provisions of this Section 10.7 or any confidentiality provisions in this Agreement or in the Strategic Cooperation Agreement (as amended)) acquires beneficial ownership of a majority of the outstanding Parent Common Stock or if Parent sells all or substantially all of its assets this section 10.7 shall terminate.

         10.8 Authorized Shares. Parent agrees that it shall not increase the number of authorized shares of Parent Common Stock to an amount greater than one hundred and seventy million (170,000,000) shares prior to December 31, 2002.


                                   ARTICLE XI

                                   TERMINATION


         11.1     Termination.  This Agreement may be terminated:

                  (a) By mutual agreement by Parent, Buyer and Seller;

                  (b) By Parent and Buyer if the conditions precedent to their obligation to close set forth in Article VI hereof are not satisfied on or prior to June 30, 2002; or

                  (c) By Seller if the conditions precedent to Seller's obligation to close set forth in Article VII hereof are not satisfied on or prior to June 30, 2002.

         11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1 above, this Agreement shall (except for the provisions of this Article XI and Article XII) forthwith become void, and there shall be no liability on the part of Parent, Buyer or Seller; provided, however, that the foregoing shall not relieve any party for Losses incurred as a result of any breach of this Agreement.

                                   ARTICLE XII

                                 CONFIDENTIALITY


         12.1 Confidentiality. All information not previously disclosed to the public or generally known to persons engaged in the respective businesses of Parent and Seller which shall have been furnished by Parent to Seller or by Seller to Buyer as provided in this Agreement or otherwise in connection with the transactions contemplated hereby shall not be disclosed by the party receiving such information to any person, other than its employees, legal counsel, financial advisers, accountants or agents in confidence, or used for any purpose other than is contemplated herein; provided, however, that Seller shall be entitled to include information with respect to the transactions contemplated by this Agreement in a registration statement under the Securities Act of 1933, as amended, to the extent such information is required to be included therein pursuant to the rules and regulations of the Securities Exchange Commission. In the event that as transactions contemplated by this Agreement shall not be consummated, all such information which shall be in writing shall be returned to the party furnishing the same, including, to the extent reasonably practicable, all copies or reproductions thereof which may have been prepared.

         12.2 Public Announcements. Except as required by applicable law, no party hereto shall disclose, or permit their respective officers, representatives, agents or employees to disclose, the existence or terms of this Agreement to any third party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties hereto will mutually agree in advance on the form, timing and contents of announcements and disclosures regarding the transactions contemplated by this Agreement.


                                  ARTICLE XIII

                               GENERAL PROVISIONS


         13.1 Broker or Finder. Seller shall pay the fees of any brokers or finders alleged to be payable because of any act, omission or statement of Seller or its affiliates. Parent shall pay the fees of any broker or finders alleged to be payable because of any act, omission or statement of Parent or its affiliate (including Buyer).

         13.2 Payment of Costs. Parent shall pay all costs and expenses incurred or to be incurred by Parent and Buyer in negotiating and preparing this Agreement and in closing the transactions referred to in this Agreement. Seller shall pay all such costs and expenses incurred or to be incurred by Seller in negotiating and preparing this Agreement and in closing the transactions referred to in this Agreement.

         13.3 Entire Agreement; Waivers.

                  (a) This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties pertaining to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  (b) Each of the exhibits and schedules attached to this Agreement is incorporated herein by reference as if set forth in full herein.

         13.4 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective permitted successors and assigns.

         13.5 Effect of Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction of any of its provisions.

         13.6 Notices.

                  (a) A notice required or permitted to be given by one party to another under this Agreement must be in writing and is treated as being duly given if it is: (i) sent by air courier to that other party's address; (ii) delivered personally or by commercial delivery service to that other party's address; (iii) mailed by registered or certified mail (return receipt requested) to that other party's address; or (iv) sent by facsimile to the other party (with printed acknowledgment of completed transmission).

                  (b) A notice given to a party in accordance with clause 13.6(a) is treated as having been duty given and received: (i) when delivered (if left at that party's address or delivered personality or by commercial delivery service to that other party's address); (ii) two (2) business days after delivery to the courier (if sent by air courier); or (iii) on the business day of receipt of the transmission (if given by facsimile and sent to the facsimile receiver number of that party with printed acknowledgment of completed transmission).

       To Parent:                  eLOT, INC.
                                   301 Merritt Corporate Park
                                   Norwalk, CT  06851

                                   Attention:     Robert Daum
                                                  Barbara Anderson, Esq.
                                   Fax:  (203) 840-8639

       With copies to:             Cahill Gordon & Reindel
                                   80 Pine Street
                                   New York, NY  10005
                                   Attention:     Richard E. Farley, Esq.
                                   Fax:  (212) 269-5420

       To Buyer:                   PlasmaNet, Inc.
                                   420 Lexington Avenue
                                   Suite 2435
                                   New York, NY  10170
                                   Attention:     Kevin Aronin
                                                  Edward Curtin, Esq.
                                   Fax:  (212) 931-6761

       With copies to:             Hall Dickler Kent Goldstein & Wood LLP
                                   909 Third Avenue
                                   New York, NY  10022
                                   Attention:     Michael A. Meyers, Esq.
                                   Fax:  (212) 935-3121

Any party may change its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

         13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction without regard to the conflicts of laws provisions thereof. Each of the parties agrees to personal jurisdiction in any action brought in any court, Federal or State, within the City of New York, State of New York having subject matter jurisdiction over matters arising under this Agreement. Any suit, action or proceeding arising out of or relating to this Agreement shall only be instituted in a Federal or State court located in the City of New York, State of New York. Each party waives any objection which it may have now or hereafter to the laying of the venue of such suit, action or proceeding, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding.

         13.8. Waiver of Jury Trial. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiations, administration, performance and enforcement thereof.

         13.9 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective and permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

         13.10 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions shall remain in full force and effect.

         13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         13.12 Attorneys' Fees. Should it become necessary for any party to this Agreement to employ an attorney (i) to assert any right or enforce any obligation under this Agreement or (ii) to defend against any action brought by another party which action arises out of this Agreement, then the prevailing party shall be entitled to recover reasonable attorneys' fees from the nonprevailing party.

         13.13 Assignment. Seller shall not assign this Agreement without first obtaining the written consent of Parent. Parent may not assign its rights hereunder without the consent of Seller.

         13.14 Disclosure on Schedules. Any item disclosed in a Schedule attached hereto in response to one section or subsection of this Agreement shall be deemed disclosed in response to any other section or subsection in which it is required to be disclosed provided that such disclosure for one section or subsection would be sufficient for the purpose of disclosure for such other section or subsection.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                    eLOT, INC.


                                    By:
                                       -----------------------------------------
                                         Title:


                                    PLASMANET, INC.


                                    By:
                                       -----------------------------------------
                                         Title: